Exhibit 3.1

The State of Texas
Secretary of State

CERTIFICATE OF INCORPORATION
OF
COIL TUBING TECHNOLOGY HOLDINGS, INC.
CHARTER NUMBER 01541856

THE UNDERSIGNED, AS SECRETARY OF STATE OF THE STATE OF TEXAS, HEREBY CERTIFIES THAT THE ATTACHED ARTICLES OF INCORPORATION FOR THE ABOVE NAMED CORPORATION HAVE BEEN RECEIVED IN THIS OFFICE AND ARE FOUND TO CONFORM TO LAW.

ACCORDINGLY, THE UNDERSIGNED, AS SECRETARY OF STATE, AND BY VIRTUE OF THE AUTHORITY VESTED IN THE SECRETARY BY LAW, HEREBY ISSUES THIS CERTIFICATE OF INCORPORATION.

ISSUANCE OF THIS CERTIFICATE OF INCORPORATION DOES NOT AUTHORIZE THE USE OF A CORPORATE NAME IN THIS STATE IN VIOLATION OF THE RIGHTS OF ANOTHER UNDER THE FEDERAL TRADEMARK ACT OF 1946, THE TEXAS TRADEMARK LAW, THE ASSUMED BUSINESS OR PROFESSIONAL NAME ACT OR THE COMMON LAW.

DATED JULY 2, 1999
EFFECTIVE JULY 2, 1999

/S/ Elton Bomer
Elton Bomer, Secretary of State

ARTICLES OF INCORPORATION
OF
COIL TUBING TECHNOLOGY HOLDINGS, INC.
FILED In the Office of the Secretary of State of Texas JUL 02 1999 Corporations Section
ARTICLE ONE

The name of the corporation is Coil Tubing Technology Holdings, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any and lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have the authority to issue is 1,000,000 of $.01 par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received.

ARTICLE SIX

The street address of its initial registered office is 19511 Wied Road, Suite B, Houston, TX 77388, and the name of its initial registered agent at such address is Jerry L. Swinford.

ARTICLE SEVEN

The shareholders of this corporation shall have the preemptive right to subscribe to any and all issues of shares and securities of this corporation.

ARTICLE EIGHT

Before any shareholder may sell or transfer any share, the holder must first offer it to the corporation and then to the other shareholders as follows:

1.
The offering shareholder must deliver to the Secretary, by mail or otherwise, written notice stating the price, terms, and conditions of the proposed sale or transfer; the number of shares to be sold or transferred; and the shareholder's intention to so sell or transfer the shares. Within 30 days, the corporation will have the prior right to purchase the shares at the price and on the terms stated in the notice.  But the corporation may not at any time be permitted to purchase all of its outstanding voting shares.

If the corporation fails to purchase the shares at the expiration of the 30-day period, or, before the expiration, declines to purchase the shares, the Secretary must, within five days, mail or deliver to each of the other record shareholders a copy of the notice given by the shareholder to the Secretary. The notice may be delivered to the shareholders personally or mailed to them at their last known address as it appears on the corporation's books.

Within 45 days after the copies of the notices are mailed or delivered to the shareholders, any who wish to acquire any part or all of the shares referred to in the notice must deliver to the Secretary, by mail or otherwise, a written offer or offers, expressed to be acceptable immediately, to purchase a specified number of shares at the price and on the terms stated in the notice.  Each offer must be accompanied by the purchase price with authorization to pay that price against delivery of the shares.

2.
If the total number of shares specified in the offers to purchase exceeds the number of shares to be sold or transferred, each offering shareholder is entitled to purchase the proportion of shares that the number of shares that he or she holds bears to the total number of shares held by all shareholders wishing to purchase the shares.

3.	If all the shares to be sold or transferred are not disposed of under that apportionment, each shareholder wishing to purchase shares in a number in excess of his or her proportionate share, as provided above, is entitled to purchase the proportion of shares that remain undisposed of as the total number of shares that he or she holds bears to the total number of shares held by all of the shareholders wishing to purchase shares in excess of those to which they are entitled under the apportionment.

4.	If within the 45-day period, the offer or offers to purchase total fewer shares than the number of shares to be sold or transferred, the shareholder wishing to sell or transfer the shares is not obligated to accept any such offer or offers and may dispose of all of the shares referred to in the shareholder's notice to any person or persons, But the shareholder may not sell or transfer the shares at a lower price or on terms more favorable to me purchaser or transferee than specified in the shareholder's notice to the Secretary.

ARTICLE NINE

The shareholders shall not have the right of cumulative voting

ARTICLE TEN

The number of directors constituting the initial board of directors is Four (4). The names and addresses of such initial directors who are to serve as directors until the annual meeting of the shareholders or until a successor is elected and qualified are:

Jerry L. Swinford 19511 Wied Road, Suite B Spring, TX 77388	Jan Sprengers Westerduinweg 3 1755 LE Petten The Netherlands
Frans J.F. Aarens van Vollenhovenstraat 29 3016 BG Rotterdam The Netherlands	Harry Leenman van Vollenhovenstraat 29 3016 BG Rotterdam The Netherlands

ARTICLE ELEVEN

The directors of the corporation will not be liable to the corporation or its shareholders for monetary damages for acts or omissions that occur in the directors' capacity as a director. This article does not limit the directors' liability for acts or omissions for:

1.  a breach of the duty of loyalty to the corporation or its shareholders or

2.  a bad-faith breach of duty of a director's duty to the corporation, intentional misconduct, or a knowing violation of the law;

3.  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

4.  an act or omission for which a director's liability is expressly provided by statute.

ARTICLE TWELVE

The corporation shall indemnify every director or officer, his or her heirs, executors and administrators, against expenses actually and reasonably incurred by him or her, as well as any amount paid upon a judgment, in connection with any action, suit or proceeding, civil or criminal, to which he or she may be made a party to by reason of having been a director or officer of the corporation.

This indemnification is being given since the directors will be requested to act by the corporation, for the corporation's benefit.

The indemnification shall not be exclusive of other rights to which the director may be entitled.

ARTICLE THIRTEEN

Jerry L. Swinford, Director, shall have the right to veto any or all matters voted on by the Board of Directors. Any such veto exercised by Mr. Swinford may be overridden by a unanimous vote of all of the remaining Directors of the corporation.

ARTICLE FOURTEEN

No contract or other transaction between the corporation and any other corporation be affected by the fact that one or more of the directors or officers of this corporation is interested in or is a director or officer of such other corporation.

ARTICLE FIFTEEN

The name and address of the incorporator is:

Jerry L. Swinford
19511 Wied Road, Suite B
Spring, TX 77388

Signed on: July 2, 1999

/s/ Jerry L. Swinford
Jerry L. Swinford